Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
520-747-6600

FOR IMMEDIATE RELEASE

PROVIDENCE SERVICE CORPORATION ADOPTS

AMENDED AND RESTATED SHAREHOLDER RIGHTS AGREEMENT

RENEWED SHAREHOLDER RIGHTS PLAN REPLACES EXISTING SHAREHOLDER

RIGHTS PLAN THAT EXPIRES ON DECEMBER 9, 2011

TUCSON, ARIZONA, December 9, 2011 – The Providence Service Corporation (NasdaqGS: PRSC) today announced that it has entered into an Amended and Restated Rights Agreement to renew its stockholder rights plan that would otherwise have expired on December 9, 2011.

The Amended and Restated Rights Agreement amends the Rights Agreement previously in effect in certain respects, including to, among other things, increase the exercise price of each Right to $20.00, extend the expiration date of the rights plan by 3 years to December 9, 2014, expand the definition of an acquiring person to include persons acting in concert with the person acquiring Providence’s common stock, expand the definition of beneficial ownership to include certain derivative securities relating to Providence’s common stock and change certain other provisions in order to address various current practices in connection with shareholder rights agreements.

The Rights were initially distributed under the original Rights Agreement to holders to Providence’s common stock at a rate of one Right for each share of common stock held of record as of December 22, 2008.

“Renewing the rights plan will enable our Board to continue to act effectively in enhancing and protecting shareholder value,” said Fletcher McCusker, Providence’s Chief Executive Officer. “The rights plan is not aimed at preventing a takeover of Providence and does not prevent our board from considering any offer that it considers to be in the best interest of our shareholders. Its purpose is simply to deter unilateral actions by hostile acquirors which could deprive our Board and our shareholders of their ability to determine the destiny of Providence and obtain the highest price for their common stock.”

As with shareholder rights plans generally, Providence’s rights plan is designed to enable its Board of Directors to protect shareholder interests in the event of an unsolicited attempt to acquire Providence by encouraging anyone seeking to acquire Providence to negotiate with Providence’s Board. It is also designed to assure that all Providence shareholders receive fair

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64 E. Broadway Blvd. • Tucson, Arizona 85701 • Tel 520/747-6600 • Fax 520/747-6605 • www.provcorp.com

Providence Service Corporation

and equal treatment in the event of any proposed takeover of Providence and to guard against two-tier or partial tender offers, open market accumulations and other tactics designed to gain control of Providence without paying all shareholders a full and fair price.

The Amended and Restated Rights Agreement, which was not adopted in response to any current accumulation of shares or any threatened or pending effort to acquire control of Providence, is similar to shareholder rights agreements adopted by many other publicly-traded companies.

The Rights will be exercisable only if a person or group acquires 20% or more of Providence’s common stock, subject to certain exceptions set forth in the Amended and Restated Rights Agreement.

In order to ensure that the Amended and Restated Rights Agreement does not discourage prospective acquirors from making offers to acquire Providence that may be in the best interest of shareholders, the Amended and Restated Rights Agreement contains a provision to address the possible receipt of a “qualified offer,” which is an all cash tender offer or exchange offer for all outstanding common stock that is fully-financed, remains open for a period of at least 120 business days, assures a prompt second-step acquisition of shares not purchased in the initial offer at the same price as the initial offer, and meets certain minimum tender and other requirements. Accordingly, if Providence receives a “qualified offer,” the holders of record of 10% of the common shares (excluding those shares beneficially owned by the person making the “qualified offer”) shall be entitled to deliver a written notice to Providence requesting a special meeting of shareholders to vote upon a resolution authorizing the redemption of all but not less than all of the then outstanding Rights.

The Rights will continue to trade with Providence’s common stock unless and until they are separated upon the occurrence of certain future triggering events. Providence’s Board of Directors may terminate the Amended and Restated Rights Agreement at any time or redeem the Rights prior to the time a person acquires 20% or more of Providence’s common stock. While the Amended and Restated Rights Agreement is effective as of the close of business on December 9, 2011, Providence intends to seek ratification of the Amended and Restated Rights Agreement from its shareholders within the next 12 months.

Additional information regarding the Amended and Restated Rights Agreement and the Rights are or will be contained in a Current Report on Form 8-K and in an amended Registration Statement on Form 8-A that Providence has filed or will be filing with the Securities and Exchange Commission (SEC). These filings will be available on the SEC’s web site at www.sec.gov. In addition, Providence will make available to its shareholders an “Amended Summary of the Rights” that will describe the material terms of the Amended and Restated Rights Agreement.

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence is different from many of its competitors in that it provides its social

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Providence Service Corporation

services primarily in the client’s own home or in community based settings versus treatment facilities or hospitals and provides its NET management services through local transportation providers rather than owning its own fleet of vehicles. The Company provides a range of services through its direct entities to approximately 57,100 clients through 595 active contracts at September 30, 2011, with an approximate 10.4 million individuals eligible to receive the Company’s non-emergency transportation services. Combined, the Company has an approximately $1 billion book of business including managed entities.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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